Exhibit 99.1

Southland Announces Transfer to the New York Stock Exchange

GRAPEVINE, Texas, February 17, 2023 (GLOBE NEWSWIRE) -- Southland Holdings, Inc. (NASDAQ: SLND and SLNDW) (“Southland”), announced today it intends to transfer the listing of its common stock and its listed warrants to the NYSE American exchange (“NYSE American”) from the Nasdaq Stock Market (“Nasdaq”). Southland expects that the listing and trading of its common stock and warrants on Nasdaq will end at market close on March 1, 2023, and that trading will commence on NYSE American at market open on March 2, 2023, under the current ticker symbols “SLND” and “SLNDW”, respectively.

About Southland

Southland is a leading provider of specialized infrastructure construction services across North America including bridges, tunneling, transportation and facilities, marine, steel structures, water and wastewater treatment, and water pipeline end markets. With roots dating back to 1900, Southland and its subsidiaries form one of the largest infrastructure construction companies in North America, with experience throughout the world. Southland is headquartered in Grapevine, Texas.

On February 14, 2023, Southland consummated the business combination contemplated by an Agreement and Plan of Merger dated May 25, 2022 (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, a subsidiary of Southland merged with and into Southland Holdings LLC, with Southland Holdings LLC surviving the merger as a wholly-owned subsidiary of Southland. The Southland Holdings LLC management team remained in place upon the closing of the business combination. At such time, Southland (formerly known as Legato Merger Corp. II) changed its name changed to Southland Holdings, Inc.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Southland’s current beliefs, expectations and assumptions regarding the future of Southland’s business, future plans and strategies, projections, anticipated events and trends, including the timing and change of its listing to the NYSE American, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Southland’s control. Southland’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Any forward-looking statement made by Southland in this press release is based only on information currently available to Southland and speaks only as of the date on which it is made. Southland undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Southland Contacts:

Cody Gallarda

EVP, Chief Financial Officer

cgallarda@southlandholdings.com

Alex Murray

Corporate Development & Investor Relations

amurray@southlandholdings.com